PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated June 25, 1999)             File No. 333-77381

                                 $395,000,000

                        The Charles Schwab Corporation
                          MEDIUM-TERM NOTES, SERIES A

                               ----------------

We, The Charles Schwab Corporation, may offer medium-term notes from time to time. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

 .  The notes will mature more than nine months from the date of issue.

 .  The notes will bear interest at either a fixed rate, which may be zero, or a floating rate. Floating rates will be based on:
  .  CD rate
  .  commercial paper rate
  .  federal funds rate
  .  LIBOR
  .  prime rate
  .  Treasury rate
  .  CMT rate
  .  any other rate specified in the applicable pricing supplement.


 .  The notes will be either senior or senior subordinated.

 .  Unless otherwise specified in the applicable pricing supplement, the fixed rate notes will pay interest each March 1 and September 1 and at maturity and the amortizing notes will pay principal and interest semiannually each March 1 and September 1 or quarterly each March 1, June 1, September 1 and December 1 and at maturity. Please see "Description of Notes--Floating Rate Notes--When Interest Is Paid" for when floating rate notes will pay interest.
 .  Payments on the notes may be linked to currency prices, commodity prices, single securities, baskets of securities or indices, as specified in the applicable pricing supplement.
 .  The notes may be either callable by us or puttable by you, if specified as such in the applicable pricing supplement.
                               ----------------

                     Price to         Agent's               Proceeds to
                      Public        Commissions               Company
                     --------       -----------             -----------
Per Note..........     100%         .125%--.875%          99.875%--99.125%
Total............. $395,000,000 $493,750--$3,456,250 $394,506,250--$391,543,750

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Charles Schwab & Co., Inc. have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

Charles Schwab & Co., Inc., which is our wholly-owned subsidiary, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                               ----------------

MORGAN STANLEY DEAN WITTER
      GOLDMAN, SACHS & CO.
                     CREDIT SUISSE FIRST BOSTON
                                                     CHARLES SCHWAB & CO., INC.

June 29, 1999

                               TABLE OF CONTENTS

                                  Page
Prospectus Supplement
Summary.........................   S-3
Description of Notes............   S-4
The Depositary..................  S-17
United States Federal Taxation..  S-18
Plan of Distribution............  S-23
Legal Matters...................  S-24

                                     Page
Prospectus
The Charles Schwab Corporation......   4
Consolidated Ratios of Earnings to
 Fixed Charges......................   4
Use of Proceeds.....................   4
Description of Debt Securities......   5
Plan of Distribution................  12
Legal Matters.......................  13
Experts.............................  13


   You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

                                    SUMMARY

   The following summary describes the notes we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

   We, The Charles Schwab Corporation, may offer up to U.S. $395,000,000 of the medium-term notes described in this prospectus supplement from time to time. We refer to the notes offered under this prospectus supplement as our Series A medium-term notes. We refer to the offering of the Series A medium-term notes as our "Series A program."

General terms of the
notes.......................  . The notes will mature more than nine months from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.

                              . The notes will bear interest at either a
                                fixed rate, which may be zero, or a
                                floating rate.

                              . The notes will be issued in U.S. dollars.

                              . The notes will be either senior or senior
                                subordinated.

                              . The notes may be either callable by us or
                                puttable by you.

                              . Payments of principal and/or interest on
                                the notes may be linked to currency
                                prices, commodity prices, single
                                securities, baskets of securities or
                                indices.

                              . We may issue amortizing notes that pay a
                                level amount in respect of both interest and principal amortized over the life of the note.

                              . The notes will either be held in global
                                form by The Depository Trust Company or be issued in the form of certificates.

                              . The notes will not be listed on any
                                securities exchange, unless we specify
                                otherwise in the applicable pricing
                                supplement.

Forms of securities.........  The notes that we offer under our Series A program will be issued in fully registered form and will be represented either by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement. We will not issue book-entry securities as certificated securities except under the circumstances described in "Description of Debt Securities-- Global Securities" in the prospectus. For information on The Depository Trust Company's book-entry system, see "The Depositary" in this prospectus supplement.

How to reach us.............  You may contact us at our principal executive offices at 120 Kearny Street, San
                              Francisco, California 94104 (telephone
                              number 415/627-7000). Our website is
                              www.schwab.com.

                              DESCRIPTION OF NOTES

   Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus.

General Terms of Notes

   We may issue notes under the senior debt indenture or the senior subordinated debt indenture. The Series A medium-term notes issued under each indenture will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series and with notes which we have issued in the past under that indenture and designated as being part of that series. Neither indenture limits the amount of additional indebtedness that we may incur.

   Ranking. Notes issued under the senior debt indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency. Notes issued under the senior subordinated debt indenture will rank on a parity with all of our other subordinated indebtedness and, together with all other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness. See "Description of Debt Securities -- Senior Subordinated Debt" in the prospectus. As of May 31, 1999, we had outstanding approximately $411 million of senior indebtedness and no subordinated indebtedness.

   Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our Series A medium-term notes to the extent applicable:

  . the issue price;

  . the aggregate principal amount;

  . the denominations or minimum denominations;

  . the original issue date;

  . whether the notes are senior or senior subordinated;

  . the stated maturity date and any terms related to any extension of the maturity date;

  . whether the notes are fixed rate notes or floating rate notes, and whether they are notes with original issue discount and/or amortizing notes;

  . for fixed rate notes, the annual rate at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

  . for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

  . if the note is an amortizing note, the amortization schedule;

  . whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

  . whether the notes are linked to commodity prices, single securities, baskets of securities or indices;

  . whether the notes will be issued in book-entry or certificated form; and

  . any other terms on which we will issue the notes.

   Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

   A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and, with respect to LIBOR notes, is also a London banking day.

   "Depositary" means The Depository Trust Company, New York, New York.

   An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

   "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   The "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

Interest and Principal Payments

   Payments, Exchanges and Transfers. Holders may:

  . present notes for payment of principal, premium, if any, and interest, if any;

  . register the transfer of the notes; and

  . exchange the notes at the agency in the Borough of Manhattan, The City of New York, maintained by us for that purpose.

However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under "Description of Debt Securities -- Global Securities" in the prospectus. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is The Chase Manhattan Bank (formerly Chemical Bank), acting through its corporate trust office at 450 West 33rd Street, New York, New York 10001. We refer to The Chase Manhattan Bank, acting in this capacity, as the paying agent.

   We will not be required to:

  . register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

  . register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

   No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

   Recipients of Payments. The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

   Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary. We also expect that payments by the Depositary's participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

   Certificated Notes. Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

  . by check mailed to the address of the person entitled to payment as shown on the note register; or

  . for a holder of at least $10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

   Payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

Fixed Rate Notes

   Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

   How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

   How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

   When Interest Is Paid. Unless otherwise specified in the applicable pricing supplement, payments of interest on fixed rate notes will be made each March 1 and September 1 and at maturity or upon any earlier redemption or repayment. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

   Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

   If a Payment Date is Not a Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

   Amortizing Notes. A fixed rate note may pay a level amount in respect of both interest and principal amortized over the life of the note. Payments of principal and interest on amortizing notes will be made either quarterly on each March 1, June 1, September 1 and December 1 or semiannually on each March 1 and September 1, as set forth in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing note.

Floating Rate Notes

   Each floating rate note will mature on the date specified in the applicable pricing supplement.

   Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

  . the certificate of deposit, or CD, rate;

  . the commercial paper rate;

  . the federal funds rate;

  . the London interbank offered rate, or LIBOR;

  . the prime rate;

  . the Treasury rate;

  . the constant maturity Treasury, or CMT, rate; or

  . any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

   Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

  . the specified base rate based on the index maturity;

  . plus or minus the spread, if any; and/or

  . multiplied by the spread multiplier, if any.

   For any floating rate note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be multiplied by the base rate for a floating rate note.

   Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

  . a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate;"

  . a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate. "

   Any applicable maximum interest rate or minimum interest rate will be set forth in the pricing supplement.

   How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate." The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The interest reset date will be as follows:

  . for notes which reset daily, each business day;

  . for notes, other than Treasury rate notes, which reset weekly, the Wednesday of each week;

  . for Treasury notes which reset weekly, the Tuesday of each week;

  . for notes which reset monthly, the third Wednesday of each month;

  . for notes which reset quarterly, the third Wednesday of March, June, September and December;

  . for notes which reset semiannually, the third Wednesday of two months each year as specified in the applicable pricing supplement;

  . for notes which reset annually, the third Wednesday of one month each year as specified in the applicable pricing supplement;

  . the interest rate in effect from the date of issue to the first interest reset date will be the initial interest rate set forth in the applicable pricing supplement; and

  . unless the applicable pricing supplement specifies otherwise, the interest rate in effect for the ten days immediately before maturity, redemption or repayment will be that in effect on the tenth day preceding such maturity, redemption or repayment date.

   If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

   The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

  . for CD rate notes, commercial paper rate notes, federal funds rate notes, prime rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

  . for LIBOR notes, the interest determination date will be the second
    London banking day prior to the interest reset date; and

  . for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

   Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

   In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and
(2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

   When Interest Is Paid. Unless the applicable pricing supplement specifies otherwise, we will pay interest on floating rate notes on the interest payment dates as follows.

  . for notes with a daily, weekly or monthly interest reset date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as the applicable pricing supplement specifies;

  . for notes with a quarterly reset date, on the third Wednesday of March, June, September and December;

  . for notes with a semiannual interest reset date, on the third Wednesday of two months specified in the applicable pricing supplement;

  . for notes with an annual interest reset date, on the third Wednesday of a month specified in the applicable pricing supplement; and

  . for all notes, at maturity or upon any earlier redemption or repayment.

   However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

   If a Payment Date is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

   How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described above under "If a Payment Date is Not a Business Day."

   The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

   For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

  . by 360, in the case of CD rate notes, commercial paper rate notes, federal funds rate notes, LIBOR notes and prime rate notes; or

  . by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

   For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

   All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward.

Base Rates

 CD Rate Notes

   CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   "CD rate" means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

   The following procedures will be followed if the CD rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 9:00 a.m., New York
    City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market)."

  . If the above rate is not yet published in either H.15(519) or the H.15
    Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

  . If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

 Commercial Paper Rate Notes

   Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The "commercial paper rate" means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper -- Nonfinancial."

   The following procedures will be followed if the commercial paper rate cannot be determined as described above:

  . If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

  . If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

  . If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   The "money market yield" will be a yield calculated in accordance with the following formula:

       money market yield =  D X 360 X 100
                             -------------
                             360 - (D X M)

where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 Federal Funds Rate Notes

   Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The "federal funds rate" means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

   The following procedures will be followed if the federal funds rate cannot be determined as described above:

  . If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

  . If that rate is not yet published in either H.15(519) or the H.15 Daily
    Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

  . If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate relating to that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

 LIBOR Notes

   LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on LIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The calculation agent will determine "LIBOR" for each interest determination date as follows:

  . As of the interest determination date, LIBOR will be either:

    . if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

    . if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

  . If (1) fewer than two offered rates appear and "LIBOR Reuters" is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) "LIBOR Telerate" or (y) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

  . If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, in the London interbank market on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in U.S. dollars to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

  . If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Bridge Telerate Inc., or any successor service, on page 3750, or any other page as may replace that page on that service, for the purpose of displaying the London interbank offered rates for U.S. dollar deposits.

   If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate were specified.

 Prime Rate Notes

   Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The "prime rate" means, for any interest determination date, the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

   The following procedures will be followed if the prime rate cannot be determined as described above:

  . If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

  . If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

  . If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

  . If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

 Treasury Rate Notes

   Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   "Treasury rate" means the rate from the auction held on the applicable interest determination date, which we refer to as the "auction," of direct obligations of the United States, which are commonly referred to as "Treasury Bills," having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57."

   The following procedures will be followed if the Treasury rate cannot be determined as described above:

  . If the rate described above is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High."

  . If the rate described in the previous bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury.

  . In the event that the rate referred to in the immediately preceding bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

  . If the rate referred to in the immediately preceding bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

  . If the rate referred to in the immediately preceding bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

  . If the dealers selected by the calculation agent are not quoting as mentioned in the immediately preceding bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

       Bond Equivalent Yield =     D X N
                               -------------
                               360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 CMT Rate Notes

   CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

   The "CMT rate" means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index, as defined below, for:

     (1) the rate on that interest determination date, if the Designated CMT Telerate Page is 7051; and

    (2) the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052. The following procedures will be followed if the CMT rate cannot be determined as described above:

  . If that rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

  . If the rate described in the immediately preceding point is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

  . If the information described in the immediately preceding point is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a "reference dealer," in The City of New York, which may include an agent or other affiliates of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as "Treasury notes," with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

  . If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

  . If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

  . If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will be the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

   "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

   "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in an applicable pricing supplement for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

   We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date determined by reference to one or more commodity prices, securities of entities not affiliated with us, a basket of those securities or an index or indices of those securities. These notes may include other terms, which will be specified in the relevant pricing supplement.

Redemption and Repurchase of Notes

   Optional Redemption. The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity or the terms of our option to redeem the notes. We will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes, except for amortizing notes, will not be subject to any sinking fund.

   Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

   For us to repay a note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

  . the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

  . a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

   Exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

   Special Requirements for Optional Repayment of Global Notes. If a note is represented by a global note, the Depositary or the Depositary's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

   Open Market Purchases. We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the relevant trustee for cancellation.

Replacement of Notes

   At the expense of the holder, we will replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the applicable trustee, the paying agent and the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note will be issued.

                                 THE DEPOSITARY

   The Depository Trust Company, New York, New York will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the Depositary's nominee.

   The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   The Depositary's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its computer applications and other systems, in ensuring the timely payment of distributions, including principal and income payments, to security holders, book-entry deliveries, and settlement of trades within the Depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to impress upon them the importance of those services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, the Depositary is in the process of developing contingency plans as it deems appropriate.

   According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                        UNITED STATES FEDERAL TAXATION

   The following summary describes the principal United States federal income tax consequences of ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, which we refer to as the "Code," and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. Except as specifically set forth in this section, this summary deals only with notes purchased by a United States holder, as defined below, and held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or to holders subject to special rules, such as persons other than United States holders, insurance companies, dealers in securities or foreign currencies, persons holding the notes as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or United States holders whose functional currency, as defined in
Section 985 of the Code, is not the U.S. dollar. Persons considering the purchase of the notes should consult with their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

   As used in this section, the term "United States holder" means a beneficial owner of a note who or that is:

  . a citizen or resident of the United States for United States federal income tax purposes;

  . a corporation or partnership, including an entity (such as a limited liability company) treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust if both:

    . a United States court is able to exercise primary supervision over the administration of the trust, and

    . one or more United States persons have the authority to control all substantial decisions of the trust.

   Alternatively, a United States holder may be the beneficial holder of a note whose income from that note is treated as effectively connected with his conduct of a United States trade or business. The term "United States holder" also includes certain former citizens and certain former long-term residents of the United States whose interest and gain on the notes will be subject to United States federal income taxation. In addition, some trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in Treasury regulations.

 Payments of Interest on Non-Discount Notes

   Interest paid on a note that is not a discount note, as defined below in " -- Discount Notes," will generally be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder's normal method of tax accounting.

   Special rules governing the treatment of interest paid with respect to discount notes, including notes that mature one year or less from their date of issuance and notes issued for an amount less than their stated redemption price at maturity, are described under "Discount Notes" below.

 Discount Notes

   A note that has an "issue price" that is less than its "stated redemption price at maturity" will generally be considered to have been issued bearing original issue discount for United States federal income tax purposes. We refer to such discount as "OID" and such a note as a "discount note," unless the discount is less than a specified de minimis amount. Generally, the discount is de minimis if it is less than 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity of the note. The issue price of each note in an issue of notes issued for cash generally will equal the first price at which a substantial amount of those notes is sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of a note does not change even if part of the issue is subsequently sold at a different price. The stated redemption price at maturity of a note is the total of all payments required to be made under the note other than "qualified stated interest" payments. "Qualified stated interest" is stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate of interest. In addition, qualified stated interest generally includes, among other things, stated interest on a variable rate debt instrument that is unconditionally payable at least annually at a single qualified floating rate or a rate that is determined using a single fixed formula that is based on objective financial or economic information. A rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the note is denominated.

   No payment of interest on a note that matures one year or less from its date of issuance will be considered qualified stated interest, and accordingly that note will be treated as a discount note.

   A United States holder of a discount note is required to include qualified stated interest with respect to the note in income at the time it is received or accrued, in accordance with the holder's normal method of accounting.

   In addition, United States holders of discount notes that mature more than one year from the date of issuance will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to that income, but those holders will not be required to include separately in income cash payments received on those notes, even if denominated as interest, to the extent they do not constitute qualified stated interest. The amount of OID includable in income for a taxable year by a United States holder of a discount note will generally equal the sum of the "daily portions" of the total OID on the discount note for each day during the taxable year in which that holder held the discount note, which we refer to as "accrued OID." Generally, the daily portion of OID is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The term "accrual period" means an interval of time of one year or less, and generally will correspond to the intervals between scheduled payments of principal or interest. The amount of OID allocable to an accrual period is generally equal to the excess of the product of the "adjusted issue price" of the discount note at the beginning of that accrual period and its "yield to maturity" adjusted to reflect the length of the accrual period over the amount of any qualified stated interest allocable to the accrual period.

   The "adjusted issue price" of a discount note at the beginning of an accrual period will equal the issue price of the discount note plus the amount of OID previously includable in the gross income of any United States holder, less any prior payments made on the discount note that were not qualified stated interest payments. The "yield to maturity" of the discount note will be computed on the basis of a constant annual interest rate compounded at the end of each accrual period. Under the foregoing rules, United States holders of discount notes will generally be required to include in income increasingly greater amounts of OID in successive accrual periods.

   Discount notes may be redeemable prior to maturity at our option, which we refer to as a "call option," and/or repayable prior to maturity at the option of the holder, which we refer to as a "put option." Discount notes containing either or both of these features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase discount notes with either or both of these features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to either or both of these features since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased note.

   In general, a United States holder who uses the cash method of tax accounting and who holds a discount note that matures one year or less from the date of its issuance, which we refer to as a "short-term discount note," is not required to accrue OID for United States federal income tax purposes unless the holder elects to do so. United States holders who report income for United States federal income tax purposes on the accrual method and other holders, including banks and dealers in securities, are required to include OID, or alternatively acquisition discount, on those short-term discount notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a United States holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term discount note will be ordinary interest income to the extent of the OID accrued on a straight-line basis or, if elected by the holder, under the constant yield method through the date of sale, exchange or retirement. In addition, non-electing United States holders who are not subject to the current inclusion requirement described in the second sentence of this paragraph may be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term discount notes until OID is included in the holder's income.

   United States holders are permitted to elect to include all interest on a note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to notes with amortizable bond premium or market discount and United States holders considering this election should consult their own tax advisors. The election cannot be revoked without the approval of the Internal Revenue Service.

 Market Discount and Premium

   If a United States holder purchases a note, other than a discount note, for an amount that is less than its issue price or, with respect to a subsequent purchaser, its stated redemption price at maturity or, in the case of a discount note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless this difference is less than a specified de minimis amount.

   Under the market discount rules of the Code, a United States holder will be required to treat any partial principal payment or, in the case of a discount note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

  . the amount of the payment or realized gain, or

  . the market discount that has not previously been included in income and is treated as having accrued on the note at the time of payment or disposition.

   If the note is disposed of in a nontaxable transaction, other than a nonrecognition transaction described in Code Section 1276(c), the amount of gain realized on the disposition for purposes of the market discount rules will be determined as if the holder had sold the note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States holder elects to accrue on the basis of a constant interest rate.

   A United States holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note until the maturity of the note or its earlier disposition, except for certain nonrecognition transactions. A United States holder may elect to include market discount in income currently as it accrues, on either a ratable or a constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of cash payments on the note and regarding the deferral of interest deductions will not apply. Generally, this currently included market discount is treated as ordinary interest. The election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the Internal Revenue Service.

   A United States holder who purchases a discount note for an amount that is greater than its adjusted issue price, but less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the note at an "acquisition premium" within the meaning of the Code. Under the acquisition premium rules, the amount of OID which the holder must include in its gross income with respect to the note for any taxable year, or for the part of a taxable year in which the United States holder holds the discount note, will be reduced by a fraction the numerator of which is the excess of the cost of the note over its adjusted issue price and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, over the note's adjusted issue price.

   A United States holder who purchases a discount note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, will be considered to have purchased that note at a "premium" within the meaning of the OID regulations. In that case, the holder is not required to include any OID in gross income.

   If a United States holder purchases a note for an amount that is greater than the amount payable at maturity, or on the earlier call date, in the case of a note that is redeemable at our option, that holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to that excess, and may elect, in accordance with applicable Code provisions, to amortize this premium, using a constant yield method over the remaining term of the note and to offset interest otherwise required to be included in income in respect of the note during any taxable year by the amortized amount of that excess for the taxable year. However, if the note may be optionally redeemed after the United States holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

 Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange or retirement of a note, a United States holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States holder's adjusted tax basis in the note. For these purposes, the amount realized on the sale, exchange or retirement of a note does not include any amount attributable to accrued interest or, in the case of a discount note, accrued qualified stated interest, which will be taxable as interest unless previously taken into account. A United States holder's adjusted tax basis in a note generally will equal the cost of the note to that holder, increased by the amounts of any market discount, OID and de minimis OID previously included in income by the holder with respect to the note and reduced by any amortized bond premium and any principal payments received by the United States holder and, in the case of a discount note, by the amounts of any other payments that do not constitute qualified stated interest.

   Gain or loss recognized on the sale, exchange or retirement of a note will be capital gain or loss, except to the extent of any accrued market discount or, in the case of a short-term discount note, any accrued OID which the United States holder has not previously included in income. For these purposes, holders of amortizing notes will be treated upon receiving each principal payment as though they had sold a proportionate amount of the related amortizing note. Generally, capital gain which certain noncorporate holders realize may be taxable at lower maximum rates than ordinary income if the holder has held the note for more than one year. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

   A United States holder generally will not recognize gain or loss upon the election or revocation of the election or failure to elect to terminate the automatic extension of maturity of a renewable note.

Backup Withholding

   Certain "backup" withholding and information reporting requirements may apply to payments on, and to proceeds of the sale before maturity of, the notes. We, our agent, a broker, the relevant trustee or any paying agent, as the case may be, will generally withhold tax at a rate of 31% from any payments to a United States holder who:

  . fails to furnish his taxpayer identification number, i.e. social security number or employer identification number;

  . furnishes an incorrect taxpayer identification number;

  . is notified by the Internal Revenue Service that it has not properly reported interest and dividend payments; or

  . fails to certify that the holder has furnished a correct taxpayer identification number and has not been notified that it is subject to backup withholding.

   Some holders, including, among others, corporations, are generally not subject to the backup withholding and information reporting requirements. You should consult with a tax advisor as to whether you qualify for exemption from backup withholding and the procedure for obtaining such an exemption if you do qualify.

   Any amounts withheld under the backup withholding rules from a payment to a United States holder would be allowed as a refund or a credit against the holder's United States federal income tax as long as the required information is furnished to the Internal Revenue Service.

   On October 6, 1997, the Treasury Department issued new regulations which make modifications to the withholding, backup withholding and information reporting rules described above. The new regulations attempt to unify certification requirements and modify reliance standards. The new regulations will generally be effective for payments made after December 31, 2000, subject to transition rules. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

   The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

   We are offering the notes on a continuing basis through Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Charles Schwab & Co., Inc., which we refer to individually as an "agent" and, together, as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these securities. We may appoint additional agents to solicit sales of the notes. Any such solicitation and sale of the notes will be on the same terms and conditions to which the current agents have agreed. We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .875% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We may also sell notes directly to investors. In that case, we will pay no commission.

   We may also sell the notes to an agent as principal for its own account at a discount equal to the commission which applies to an agent's sale of a note with the same maturity, unless the applicable pricing supplement specifies otherwise. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of securities that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

   Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

   Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these securities on a national securities exchange, but we have been advised by the agents that they intend to make a market in these notes, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities.

   Charles Schwab & Co., Inc. is our wholly-owned subsidiary. Charles Schwab & Co., Inc. will conduct each offering of these securities in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of these securities, Charles Schwab & Co., Inc. may offer and sell those securities in the course of its business as a broker-dealer. Charles Schwab & Co., Inc. may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Charles Schwab & Co., Inc. may use this prospectus supplement in connection with any of those transactions. Charles Schwab & Co., Inc. is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

   Neither the agents nor any dealer used in the initial offering of these securities will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

   In order to facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or of any other securities the prices of which may be used to determine payments on these securities. Specifically, the agents may overallot in connection with any offering of these securities, creating a short position in these securities for their own accounts. In addition, to cover overallotments or to stabilize the price of these securities or of any other securities, the agents may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of these securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

   Concurrently with the offering of these securities through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement.

                                 LEGAL MATTERS

   The validity of the notes will be passed upon for us by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation. Certain directors of that firm beneficially own an aggregate of less than 1% of our common stock. Davis Polk & Wardwell will pass upon some legal matters relating to the notes.

PROSPECTUS
Dated June 25, 1999

                                  $395,000,000

                         THE CHARLES SCHWAB CORPORATION

                                DEBT SECURITIES

   We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

   Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

   Our wholly-owned subsidiary, Charles Schwab & Co., Inc., may use this prospectus in connection with offers and sales of our debt securities that Charles Schwab & Co., Inc. may make from time to time in market making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Charles Schwab & Co., Inc. has advised us that they intend to make a market in our debt securities; however, they are not obligated to do so. Charles Schwab & Co., Inc. may discontinue such market making activity at any time, and we can give no assurance as to the liquidity of, or trading market for, our debt securities. Charles Schwab & Co., Inc. may act as principal or agent in such transactions, as discussed below in "Plan of Distribution." We will not use this prospectus to confirm sales of any debt securities unless it is attached to a prospectus supplement.

June 25, 1999

                               Table of Contents

The Charles Schwab Corporation........   4
Consolidated Ratio of Earnings to
 Fixed Charges........................   4
Use of Proceeds.......................   4

Description of Debt Securities........   5
Plan of Distribution..................  12
Legal Opinions........................  13
Experts...............................  13

                               ----------------

                             About This Prospectus

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $395,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the later of the date we sell all of the securities or the date that our subsidiary Charles Schwab & Co., Inc. ceases offering and/or selling previously issued debt securities:

   Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-
9700)

   Report on Form 10-Q for the quarter ended March 31, 1999 (File No. 1-9700)

   You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

                         The Charles Schwab Corporation
                         Investor Relations Department
                               120 Kearny Street
                        San Francisco, California 94104
                                  415/627-8786

   Our Common Stock, par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange and the Pacific Stock Exchange. Our reports, proxy statements and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

   We have filed or incorporated by reference exhibits with this registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

                        THE CHARLES SCHWAB CORPORATION

   The Charles Schwab Corporation engages, through its subsidiaries, in securities brokerage and related financial services, including retail brokerage, mutual funds, support services for independent investment managers, equity securities market-making and 401(k) defined contribution plans. Charles Schwab & Co., Inc., our principal operating subsidiary, provides brokerage and related investment services to approximately 5.9 million active investor accounts through 298 offices nationwide. We provide similar services to British investors through our subsidiary in the United Kingdom, Charles Schwab Europe (formerly known as ShareLink). Our subsidiary Mayer & Schweitzer, Inc., a market maker in Nasdaq and other securities, provides trade execution services to broker-dealers and institutional customers. Charles Schwab Investment Management, Inc. is the investment adviser for Charles Schwab & Co., Inc.'s proprietary mutual funds.

   We were incorporated in Delaware in November 1986. Charles Schwab & Co., Inc. was incorporated in California in 1971 and merged in 1983 with a subsidiary of BankAmerica Corporation. We acquired Charles Schwab & Co., Inc. in a management-led leveraged buyout in March 1987 and became a publicly held company in September 1987. Our principal executive offices are located at 120 Kearny Street, San Francisco, CA 94104 (telephone number 415/627-7000). Our website is www.schwab.com.

   All references to "we," "us," "our" or to "Charles Schwab" in this prospectus are to The Charles Schwab Corporation.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

                                       Three Months
                                        Ended March
                                            31,        Year Ended December 31,
                                       --------------  ------------------------
                                        1999    1998   1998 1997 1996 1995 1994
                                       ------  ------  ---- ---- ---- ---- ----
Ratio of earnings to fixed charges
 (unaudited).........................     2.3     1.7  1.8  1.8  1.9  1.7  2.0
Ratio of earnings to fixed charges as
 adjusted (unaudited)................     9.5     5.4  6.5  5.9  5.9  5.9  7.0

   For the purpose of calculating the ratio of earnings to fixed charges:

  . earnings consist of earnings before taxes on income and fixed charges;
    and

  . fixed charges consist of interest expense incurred on payable to customers, borrowings and one-third of rental expense, which we estimate is representative of the interest factor.

   For the purpose of calculating the ratio of earnings to fixed charges as adjusted, interest expense incurred on payables to customers is eliminated as a fixed charge. We consider interest expense incurred in connection with payables to customers to be an operating expense, because such interest is completely offset by interest revenue on related investments and margin loans.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the debt securities for general corporate purposes, which may include additions to working capital, investing in or extending credit to subsidiaries, capital expenditures, stock repurchases, repayment of indebtedness or acquisitions. We may set forth further details relating to the use of net proceeds in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

   We may issue either senior debt securities or senior subordinated debt securities. Senior debt securities and senior subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture between us and The Chase Manhattan Bank (formerly Chemical Bank), as Trustee. In the following discussion we sometimes refer to the senior indenture and the senior subordinated indenture as the "indentures."

   We are a holding company and we are thus dependent upon the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Because the creditors of any of our subsidiaries would generally have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of our subsidiaries. In addition, the Securities Exchange Act and the rules of certain exchanges and regulatory bodies impose net capital requirements on some of our subsidiaries that limit their ability to pay dividends and make loans and advances to us.

   This prospectus briefly outlines the provisions of the indentures. The indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination and negative pledge provisions described below.

   In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

General

   The indentures do not limit the amount of additional indebtedness that we may incur. The indentures provide that we may issue debt securities from time to time in one or more series with the same or various maturities. The debt securities will not be secured by any of our property or assets.

   The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following:

  . whether the debt securities are senior or senior subordinated;

  . the total principal amount of the debt securities;

  . the authorized denominations;

  . the percentage of the principal amount at which we will issue the debt securities and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If we issue original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement;

  . the date on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date;

  . interest rate or rates (or the method by which we will determine such rate or rates) and whether the interest rate or rates are fixed or floating;

  . the interest payment dates;

  . the place or places where we will pay the principal of, premium, if any, and interest on the debt securities;

  . any applicable redemption, repayment or sinking fund provisions;

  . any applicable United States federal income tax consequences; and

  . any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to such debt securities, and any terms that may be required by or be advisable under applicable laws or regulations.

   Debt securities may be presented for exchange and registration of transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. Subject to the limitations provided in the applicable indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

   We may issue debt securities under a book-entry system in the form of one or more global securities. We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities represented by a global security in the prospectus supplement relating to such series. We anticipate that the following description will apply to all depositary arrangements.

   We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

   So long as the depositary or its nominee is the registered owner of a global security, Charles Schwab and the Trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

   We will make all payments of principal, premium and interest on the debt securities to the depositary. We expect that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers in accordance with their customary practices. Neither Charles Schwab nor the Trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers and you will have to rely on the procedures of the depositary and its participants.

   Global securities are generally not transferable. We will issue physical certificates to beneficial owners of a global security if:

  . the depositary notifies us that it is unwilling or unable to continue as depositary and we do not appoint a successor within 90 days;

  . the depositary ceases to be a clearing agency registered under the Securities Exchange Act and we do not appoint a successor within 90 days; or

  . we decide in our sole discretion that we do not want to have the debt securities of that series represented by global securities.

Senior Debt

   The debt securities that will constitute part of our senior debt will be issued under the senior debt indenture and will rank equally with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt

   We will issue senior subordinated debt securities under the senior subordinated debt indenture. Senior subordinated debt securities will be subordinate and junior in right of payment, as described in the senior subordinated debt indenture, to all of our "Senior Indebtedness."

   In the event:

  . of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of Charles Schwab or a substantial part of its property;

  . that Charles Schwab defaults with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness;

  . that an event of default exists (other than a default in the payment of principal, premium, if any, or interest, or other monetary amount due and payable) with respect to any Senior Indebtedness that permits the holder or holders of that Senior Indebtedness to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist; or

  . that the principal of and accrued interest on the senior subordinated debt securities shall have been declared due and payable upon an "Event of Default" pursuant of Section 5.1 of the senior subordinated debt indenture and such declaration shall not have been rescinded and annulled as provided therein;

then the holders of all Senior Indebtedness shall first be entitled to be paid in full, or we shall make provision for such payment in money or money's worth, before the holders of any of the senior subordinated debt securities are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the senior subordinated debt securities. Holders of senior subordinated debt would, however, have the right, even if we have not paid or provided for the Senior Indebtedness, to accept a payment in shares of our stock, as we may be reorganized or readjusted, or securities of the corporation provided for by a plan of reorganization or readjustment, in each case the payment of which is subordinated to the payment of the Senior Indebtedness that may at the time be outstanding. (Senior subordinated debt indenture, Section 13.1).

   The senior subordinated debt indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on:

  . our indebtedness, whether outstanding on the date of the senior subordinated debt indenture or thereafter created, that is:

   . for money that we borrowed (including, without limitation, capitalized lease obligations);

   . for money borrowed by others and guaranteed, directly or indirectly, by us; or

   . purchase money indebtedness (whether or not secured by any lien or other security interest), or indebtedness secured by property at the time of our acquisition of such property, for the payment of which we are directly or contingently liable; and

   . all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to (whether outstanding on the date of the senior subordinated debt indenture or thereafter created), any such indebtedness, unless the terms of the instrument creating or evidencing any such indebtedness expressly provide that such indebtedness is not superior in right of payment to the senior subordinated debt securities and/or that such indebtedness is itself subordinated to any other indebtedness of Charles Schwab. (Senior subordinated debt indenture, Section 1.1).

   Senior Indebtedness does not include:

  . Charles Schwab's indebtedness to a subsidiary for money borrowed or advances from that subsidiary; or

  . the senior subordinated debt securities. (Senior subordinated debt indenture, Section 1.1).

Certain Covenants

   The following restrictions apply to each series of debt securities unless the terms of such series of debt securities provide otherwise.

   Negative Pledge. The senior debt indenture provides that we will not, and will not permit any subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance on the voting securities of Charles Schwab & Co., Inc., Mayer & Schweitzer, Inc. or Schwab Holdings, Inc. (our wholly-owned subsidiary that owns all of the common stock of Charles Schwab & Co., Inc.) without securing the senior debt securities to the same extent as that indebtedness. (Senior debt indenture, Section 3.6). However, the senior debt indenture permits liens on the voting stock of Charles Schwab & Co., Inc., Mayer & Schweitzer, Inc. or Schwab Holdings, Inc. without securing the senior debt securities if the liens arise because of:

  . claims against us for taxes or other governmental charges that we are contesting in good faith or that are for less than $1 million;

  . legal proceedings that we are contesting in good faith or that involve claims against us for less than $1 million;

  . deposits to secure (or in place of any) surety, appeals or customs bonds;
    or

  . any other reason if our Board of Directors determines that the lien will not materially detract from or interfere with the present value or control by us of the voting stock subject to the lien.

   Merger, Consolidation, Sale, Lease or Conveyance. Each indenture provides that we will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all our assets to any person, unless:

  . we are the continuing corporation; or

  . the successor corporation in any such merger or consolidation (if other than us) or the person that acquires or leases all or substantially all of our assets is a corporation organized under the laws of the United States or a State thereof or the District of Columbia and that successor corporation expressly assumes all of our obligations under the applicable indenture and the debt securities issued under the applicable indenture.

In either case, immediately after such merger, consolidation, sale, lease or conveyance, we or any such successor corporation shall not be in default in the performance or observance of the covenants and conditions of the applicable indenture that we are required to perform or observe. (Senior and senior subordinated debt indentures, Section 9.1).

   This covenant would not apply to a recapitalization transaction, a change of control of Charles Schwab or a highly leveraged transaction unless such transactions or change of control are structured to include a merger or consolidation or a sale, lease or conveyance of all or substantially all of the assets of Charles Schwab. Except as may be described in the prospectus supplement applicable to a particular series of debt securities, there are no covenants or other provisions in the indentures providing for a put (the right to require us to repurchase the debt securities) or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Charles Schwab or a highly leveraged transaction.

Events of Default

   Unless otherwise specified in the applicable prospectus supplement, Section
5.1 of each indenture provides that an Event of Default occurs with respect to any series of debt securities issued thereunder if:

  . we fail to pay when due any principal of the debt securities of that series;

  . we fail to pay when due any interest on any debt securities of that series for 30 days;

  . we fail for 60 days after written notice to cure our default in the observance or performance of any other covenant or agreement in the debt securities of such series or such indenture other than a covenant included in such indenture solely for the benefit of a series of debt securities other than that series;

  . certain events of bankruptcy, insolvency or reorganization occur;

  . we fail to make any payment at maturity, including any applicable grace period, in respect of our Indebtedness and our failure continues for more than 30 days after we get written notice from the Trustee or from the holders of not less than 25% in principal amount of the outstanding debt securities (treated as one class) issued under such indenture; or

  . we default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000, and we fail to discharge such Indebtedness or cure such acceleration (through waiver, rescission, or annulment or other means) for more than 30 days after we get written notice from the Trustee or from the holders of not less than 25% in principal amount of the outstanding debt securities (treated as one class) issued under such indenture.

   "Indebtedness" is defined in each indenture as obligations (other than non-recourse obligations or the debt securities of that series issued under the applicable indenture) of, or guaranteed or assumed by, Charles Schwab for borrowed money (including, without limitation, capitalized lease obligations) or evidenced by bonds, debentures, notes or other similar instruments in an amount due and payable at maturity in excess of $10,000,000.

   If an Event of Default occurs and continues, the Trustee or the holders of 25% of the aggregate principal amount of each affected series of debt securities (voting together as a single class) may require us to repay immediately (or "accelerate") the entire principal of the debt securities of each affected series and any accrued interest. For example, if an Event of Default relates to our failure to pay interest on two series of senior debt securities, and we have issued ten series of outstanding senior debt securities under the senior debt indenture, the holders of 25% of the two affected series (voting together as a single class) would have the right to accelerate the senior debt securities that are part of those two series. However, if the Event of Default relates to our failure to pay Indebtedness in excess of $10,000,000 and the subsequent acceleration of that Indebtedness (thus affecting all ten series of senior debt securities in the prior example), 25% of all senior debt securities outstanding under the senior debt indenture (voting together as a single class) would have the right to accelerate all senior debt securities outstanding under the senior debt indenture.

   The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind any acceleration or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities.

   Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Senior and senior subordinated debt indentures, Section 6.2). If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. (Senior and senior subordinated debt indentures, Section 5.9).

   A holder of a debt security may not institute any action against us under the indenture governing that security unless:

  . the holder gives the Trustee written notice that a default has occurred and is continuing;

  . the holders of at least 25% in principal amount of each affected series issued under the indenture and outstanding request the Trustee to institute the action while offering the Trustee reasonable indemnity; and

  . the Trustee fails to institute the action within 60 days after receiving that request.

   Even if these three conditions are met, the holder may not institute an action if holders of a majority in principal amount of each affected series direct the Trustee to take action inconsistent with the request of the holder desiring to institute action against us. Holders need not meet these conditions to institute an action for payment of overdue principal or interest.

   In each Indenture we promise to file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Senior and senior subordinated debt indentures, Section 3.5).

Discharge, Defeasance and Covenant Defeasance

   When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

  . we will be discharged from our obligations with respect to the debt securities of such series; or

  . we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture, and the Events of Default relating to failures to comply with covenants will no longer apply to us.

   If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

   We must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. We must also deliver a ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

   For the senior subordinated debt, we must also deliver to the Trustee an opinion of counsel to the effect that:

  . other holders of senior indebtedness will have no rights to the funds deposited with the Trustee; and

  . after the 91st day following the deposit, none of our other creditors would have claims on the funds deposited with the Trustee under bankruptcy or similar laws affecting creditors' rights. However, if a court rules that the funds deposited with the Trustee remain our property, then the Trustee and holders of the senior subordinated debt securities would have some rights over the funds deposited with the Trustee as secured creditors.

   For the senior subordinated debt, we may not discharge our obligations in the ways described in this section if something may prevent us from making payments of principal, interest and premium, if any, on the securities from the date we make the deposit establishing the trust fund to the 91st day after that date.

Modification of the Indentures

   Without the consent of the holders of debt securities we and the Trustee may enter into supplemental indentures to:

  . secure any debt securities;

  . document that a successor corporation has assumed our obligations;

  . add covenants for the protection of the holders of debt securities;

  . cure any ambiguity or correct any inconsistency in the indentures;

  . establish the forms or terms of debt securities of any series; or

  . document the appointment of a successor trustee. (Senior and senior subordinated debt indentures, Section 8.1).

   If the holders of a majority in principal amount of all affected series consent, we and the Trustee may add to, change or eliminate any of the provisions of an indenture or modify in any way the rights of holders of the affected series. However, each affected holder must consent before we can:

  . extend the stated maturity of the principal;

  . reduce the amount of the principal;

  . reduce the rate or extend the time of payment of interest;

  . reduce any amount payable on redemption;

  . impair the right to sue to enforce any payment on any debt security when due; or

  . reduce the percentage in principal amount required to consent to any of the foregoing actions. (Senior and senior subordinated debt indentures, Section 8.2).

   We may not amend the senior subordinated debt indenture to alter the subordination of any outstanding senior subordinated debt securities without the consent of each holder of Senior Indebtedness then outstanding that would be negatively affected. (Senior subordinated debt indenture, Section 8.6).

Governing Law

   The laws of the State of California will govern the indentures and the securities. (Senior and Senior subordinated debt indentures, Section 11.8).

Concerning the Trustee

   Under the Trust Indenture Act of 1939, if a default occurs under the debt securities issued under the senior debt indenture or the debt securities issued under the senior subordinated debt indenture, The Chase Manhattan Bank would be required to resign as Trustee with respect to one of the indentures within 90 days after such default unless we cure the default or the default is duly waived or otherwise eliminated.

   The Chase Manhattan Bank has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

                              PLAN OF DISTRIBUTION

   We may sell our debt securities through agents, underwriters, dealers or directly to purchasers. Agents who we designate may solicit offers to purchase our debt securities.

  . We will name any agent involved in offering or selling our debt securities, and any commissions that we will pay to the agent, in our prospectus supplement.

  . Unless we indicate otherwise in our prospectus supplement, our agents will act on a reasonable efforts basis for the period of their appointment.

  . Our agents may be deemed to be underwriters under the Securities Act of any of our debt securities that they offer or sell.

   We may use an underwriter or underwriters in the offer or sale of our debt securities.

  . If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our debt securities.

  . We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

  . The underwriters will use our prospectus supplement to sell our debt securities.

   We may use a dealer to sell our debt securities.

  . If we use a dealer, we, as principal, will sell our debt securities to the dealer.

  . The dealer will then sell our debt securities to the public at varying prices that the dealer will determine at the time it sells our debt securities.

  . We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

   We may indemnify agents, underwriters and dealers against some liabilities. Agents, underwriters and dealers may be our customers, perform services for us or do business with us in other ways.

   We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our debt securities at the public offering price under delayed delivery contracts.

  . If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

  . These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

  . We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our debt securities under delayed contracts will be entitled to receive.

   In order to facilitate the offering of the debt securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect their price.

  . They may overallot in connection with the offering, creating a short position in the debt securities for their own accounts.

  . To cover overallotments or to stabilize the price of the debt securities, they may bid for, and purchase, the debt securities in the open market.

  . In any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   One or more firms may offer and sell debt securities in connection with a remarketing upon their purchase.

  . The firms may include Morgan Stanley & Co., Incorporated, Goldman, Sachs
    & Co., Credit Suisse First Boston Corporation and Charles Schwab & Co., Inc., acting as principals for their own accounts or as our agents.

  . We will include the name of any remarketing firm, the terms of its agreement with us and its compensation in the prospectus supplement.

  . We may indemnify remarketing firms against some liabilities. Remarketing firms may be our customers, perform services for us or do business with us in other ways.

   Any underwriter, agent or dealer we use in the initial offering of debt securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

   Charles Schwab & Co., Inc. is a wholly owned subsidiary of The Charles Schwab Corporation. If Charles Schwab & Co., Inc. participates in the distribution of our securities, we will conduct the offering in accordance with Section 2720 of the NASD Conduct Rules.

                                LEGAL OPINIONS

   The legality of the debt securities will be passed upon for us by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation. Certain directors of that firm beneficially own an aggregate of less than 1% of our common stock.

   Certain legal matters relating to the debt securities will be passed upon on behalf of dealers, underwriters or agents by Davis Polk & Wardwell.

                                    EXPERTS

   The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche llp, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.